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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 7)*


                           Zoom Telephonics, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                98976E 10 3
                     ----------------------------------
                              (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 Pages

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CUSIP No. 98976E 10 3                                        Page 2 of 5 Pages
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Peter Robin Kramer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     639,449
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  639,449
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     639,449 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.0%
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(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


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CUSIP No. 98976E 10 3                                        Page 3 of 5 Pages
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ITEM 1(a)

Name of Issuer: Zoom Telephonics, Inc.

ITEM 1(b)

Address of Issuer's Principal Executive Offices: 207 South Street, Boston, Massachusetts 02111


ITEM 2(a)

Name of Person Filing: Peter Robin Kramer

ITEM 2(b)

Address of Principal Business Office or, if none, Residence: 207 South Street, Boston, MA 02111

ITEM 2(c)

Citizenship: USA

ITEM 2(d)

Title of Class of Securities: Common Stock, no par value

ITEM 2(e)

CUSIP Number: 98976E 10 3


ITEM 3

Not Applicable


ITEM 4

Ownership:

     (a) Amount Beneficially Owned: 639,449 shares

     (b) Percent of Class: 8.0%


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CUSIP No. 98976E 10 3                                        Page 4 of 5 Pages
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     (c) Number of Shares as to which such person has:

          (i) sole power to vote or to direct the vote: 639,449 shares

          (ii) shared power to vote or to direct the vote: 0 shares

          (iii) sole power to dispose or to direct the disposition of: 639,449 shares

          (iv) shared power to dispose or to direct the disposition of: 0 shares


ITEM 5

Ownership of Five Percent or Less of Class: Not Applicable


ITEM 6

Ownership of More than Five Percent on Behalf of Another Person: Not Applicable


ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable


ITEM 8

Identification and Classification of Members of the Group: Not Applicable


ITEM 9

Notice of Dissolution of Group: Not Applicable


ITEM 10

Certification: Not Applicable


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CUSIP No. 98976E 10 3                                        Page 5 of 5 Pages
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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       FEBRUARY 13, 2001
                                       ----------------------------------------
                                       Date



                                       /S/ PETER R. KRAMER
                                       ----------------------------------------
                                       Signature



                                       PETER R. KRAMER
                                       ----------------------------------------
                                       Name